Exhibit 8.1

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

September 17, 2025

Re: Qualification of the Merger as a Tax-Free Reorganization

CoreWeave, Inc.
290 W Mt. Pleasant Ave., Suite 4100
Livingston, NJ 07039

Ladies and Gentlemen:

We have acted as counsel for CoreWeave, Inc. (“CoreWeave”), a Delaware corporation, in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger dated July 7, 2025 (the “Merger Agreement”) between CoreWeave, Miami Merger Sub I, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned, direct subsidiary of CoreWeave, and Core Scientific, Inc., a Delaware corporation (“Core Scientific”), and (ii) the preparation and filing of the related Registration Statement on Form S-4 (together with any exhibit, appendix, schedule or similar attachment thereto, in each case as amended or supplemented through the date hereof, the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission. In connection with the effectiveness of the Registration Statement you have requested our opinion as to certain U.S. federal income tax matters. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement, the Proxy Statement/Prospectus, the representation letter of CoreWeave (on behalf of itself and Merger Sub), dated as of today, and the representation letter of Core Scientific, dated as of today, each delivered to us for purposes of this opinion (the “Officer’s Certificates”), and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion set forth herein. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. While we do not have any knowledge that any statement contained in the Officer’s Certificates is untrue, incorrect or incomplete in any respect, we have not undertaken any independent investigation of any factual matter set forth in the Officer’s Certificates or any of the other foregoing documents. For purposes of this opinion, we have assumed, with your permission, that (i) the Merger will be consummated in the manner described in the Merger Agreement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) the statements and representations concerning the Merger set forth in the Merger Agreement and the Proxy Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by CoreWeave and Core Scientific in their respective Officer’s Certificates are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time, (iv) any representations made in the Merger Agreement or the Officer’s Certificates “to the knowledge of”, based on the belief of CoreWeave or Core Scientific or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification and (v) all applicable reporting requirements have been or will be satisfied, and CoreWeave, Merger Sub and Core Scientific will treat the Merger for U.S. federal income tax purposes in a manner consistent with the opinion set forth below. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations made by CoreWeave and Core Scientific referred to above, which we have assumed will be true as of the Effective Time.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, it is our opinion that the Merger should be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger and related transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform CoreWeave, Merger Sub or Core Scientific of any such change or inaccuracy that may occur or come to our attention: In addition, because our opinion is required to be delivered in connection with the effectiveness of the Registration Statement, there can be no assurance that it will continue to be valid at the effective time of the Merger.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell LLP